Exhibit 99.1 Press Release For Immediate Release

INDEPENDENT BANK GROUP, INC. REPORTS FIRST QUARTER FINANCIAL RESULTS AND DECLARES QUARTERLY DIVIDEND

April 24, 2023

McKINNEY, Texas, April 24, 2023 -- Independent Bank Group, Inc. (NASDAQ: IBTX) today announced net loss of $37.5 million, or $0.91 per diluted share, for the quarter ended March 31, 2023, which includes the impact of the $100 million legal settlement disclosed on February 27, 2023, that, pending court approval, will resolve all current and potential future claims relating to an inherited receivership litigation. Excluding the legal settlement as well as other non-recurring items, adjusted net income for the quarter ended March 31, 2023, was $44.1 million, or $1.07 per diluted share.

The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.38 per share of common stock. The dividend will be payable on May 18, 2023 to stockholders of record as of the close of business on May 4, 2023.
Highlights
•Resilient credit quality with nonperforming assets of 0.32% of total assets and net charge-offs of 0.04% annualized
•Strong liquidity, with cash and available for sale securities representing approximately 14.5% of assets at March 31, 2023, and with the ability to access considerable sources of contingent liquidity
•Maintained expense discipline with adjusted (non-GAAP) noninterest expense of $84.9 million with total reported noninterest expense of $189.4 million
•Redeemed $30 million of the Company's subordinated debentures
•Capital remains strong, with ratios well above the standards to be considered well-capitalized under regulatory requirements, with an estimated total capital ratio of 11.85%, leverage ratio of 9.01%, and (non-GAAP) tangible common equity (TCE) ratio of 7.31%

“Despite the challenges presented by a volatile macroeconomic environment, our Company continues to maintain a strong foundation of resilient asset quality and a healthy balance sheet supported by our talented relationship bankers operating across Texas and Colorado,” said Independent Bank Group Chairman & CEO David R. Brooks. “During the quarter, we were pleased to maintain strong liquidity, healthy expense discipline, and a strong capital position despite the headwinds present in the sector. Looking ahead, we remain prepared to serve our customers and communities through uncertain times as we have done for over three decades, consistent with our longstanding philosophy of performance throughout the entire economic cycle.”

First Quarter 2023 Balance Sheet Highlights
Loans

•Total loans held for investment, net of mortgage warehouse purchase loans, were $13.6 billion at March 31, 2023 compared to $13.6 billion at December 31, 2022 and $12.0 billion at March 31, 2022. PPP loans totaled $3.5 million, $5.0 million and $67.0 million as of March 31, 2023, December 31, 2022 and March 31, 2022, respectively. Loans held for investment excluding PPP loans and mortgage warehouse loans increased $8.5 million, or 0.2% on an annualized basis, during first quarter 2023.
•Average mortgage warehouse purchase loans were $298.0 million for the quarter ended March 31, 2023 compared to $297.1 million for the quarter ended December 31, 2022, and $549.6 million for the quarter ended March 31, 2022, an increase of $878 thousand, or 0.3% from the linked quarter and a decrease of $251.6 million, or 45.8% year over year. The change from the prior year is reflective of decreased demand and lower volumes related to mortgage rate increases and shorter dwell times for the year over year period.
Asset Quality

•Total nonperforming assets decreased to $60.1 million, or 0.32% of total assets at March 31, 2023, compared to $64.1 million or 0.35% of total assets at December 31, 2022, and $71.1 million, or 0.40% of total assets at March 31, 2022.
•Total nonperforming loans decreased to $37.3 million, or 0.27% of total loans held for investment at March 31, 2023, compared to $40.1 million, or 0.29% at December 31, 2022 and $71.0 million, or 0.59% at March 31, 2022.
•The decrease in nonperforming loans and nonperforming assets from the linked quarter reflects normal paydowns and principal reductions of loans as well as a decrease of $1.5 million due the adoption of a new accounting standard related to the accounting for TDRs, while the linked quarter decrease in nonperforming assets also reflects a $1.2 million writedown of an other real estate owned property.
•The decrease in nonperforming loans and nonperforming assets for the year over year period primarily reflect the partial paydown and sale of a $9.3 million commercial nonaccrual loan and the payoff and partial charge-off of an $11.2 million commercial nonaccrual loan, both occurring in fourth quarter 2022, as well as the foreclosure of two commercial real estate properties totaling $22.7 million net related charge-offs and a write-down totaling $4.7 million taken during the year over year period. These reductions were offset by the addition of an $11.9 million commercial real estate loan placed on nonaccrual in 2022.
•Charge-offs were 0.04% annualized in the first quarter 2023 compared to 0.02% annualized in the linked quarter and 0.01% annualized in the prior year quarter. The first quarter 2023 rate was due to a $1.2 million charge-off on a construction loan.
Deposits, Borrowings and Liquidity

•Total deposits were $14.1 billion at March 31, 2023 compared to $15.1 billion at December 31, 2022 and compared to $14.9 billion at March 31, 2022. The decrease in deposit balances during the quarter was due to a strategic remixing of non-brokered specialty treasury deposits late in the quarter in response to the liquidity environment in March as well as to a gradual decline in noninterest-bearing deposits throughout the quarter.
•Estimated uninsured deposits, excluding public funds deposits totaled $5.3 billion, or 37.4% of total deposits as of March 31, 2023.
•Total borrowings (other than junior subordinated debentures) were $2.1 billion at March 31, 2023, an increase of $1.6 billion from December 31, 2022 and an increase of $1.7 billion from March 31, 2022. The year over year and linked quarter changes primarily reflects the use of short-term FHLB advances to strategically increase the bank’s cash position in response to uncertainty more broadly across the sector as well as $100.0 million in borrowings on the Company's unsecured line of credit offset by the redemption of $30.0 million of subordinated debentures.
Capital

•The Company continues to be well capitalized under regulatory guidelines. At March 31, 2023, the estimated common equity Tier 1 to risk-weighted assets, Tier 1 capital to average assets, Tier 1 capital to risk-weighted assets and total capital to risk-weighted asset ratios were 9.67%, 9.01%, 10.03% and 11.85%, respectively, compared to 10.09%, 9.49%, 10.45%, and 12.35%, respectively, at December 31, 2022 and 11.09%, 9.38%, 11.48%, and 13.72%, respectively at March 31, 2022. The decline in first quarter 2023 ratios reflects the net loss position for the quarter related to the settlement of the Stanford litigation.

First Quarter 2023 Operating Results
Net Interest Income

•Net interest income was $127.9 million for first quarter 2023 compared to $131.1 million for first quarter 2022 and $141.8 million for fourth quarter 2022. The decrease from the linked quarter and prior year was primarily due to the increased funding costs on our deposit products and FHLB advances as a result of the continued Fed rate increases offset to a lesser extent by increased earnings on interest earning assets, primarily loans and interest-bearing cash accounts. The prior year decrease also reflects lower acquired loan accretion and PPP fees earned for the year over year period. The first quarter 2023 includes $1.0 million in acquired loan accretion compared to $1.1 million in fourth quarter 2022 and $3.6 million in first quarter 2022. In addition, net PPP fees of $15 thousand were recognized in first quarter 2023 compared to $1.2 million in first quarter 2022 and $58 thousand in fourth quarter 2022. Total fees left to be recognized were $86 thousand as of March 31, 2023.
•The average balance of total interest-earning assets decreased $163.7 million and totaled $16.4 billion for the quarter ended March 31, 2023 compared to $16.5 billion for the quarter ended March 31, 2022 and increased $262.5 million from $16.1 billion for the quarter ended December 31, 2022. The slight decrease from the prior year is primarily due to lower average interest bearing cash balances and average taxable securities balances, which decreased approximately $1.6 billion and $224.2 million, respectively, offset by an increase of $1.6 billion in average loan balances for the year over year period. The slight increase from the linked quarter is primarily due increased average loan and interest bearing cash balances.
•The yield on interest-earning assets was 4.98% for first quarter 2023 compared to 3.46% for first quarter 2022 and 4.67% for fourth quarter 2022. The increase in asset yield compared to the linked quarter and prior year is primarily a result of increases in the Fed Funds rate, while the prior year increase is also a result of the shift in earning assets from lower yielding interest-bearing deposit balances to higher yielding loans due to the strong loan growth for the year over year period. The average loan yield, net of acquired loan accretion and PPP income was 5.33% for the current quarter, compared to 4.09% for prior year quarter and 5.01% for the linked quarter.
•The cost of interest-bearing liabilities, including borrowings, was 2.63% for first quarter 2023 compared to 0.36% for first quarter 2022 and 1.81% for fourth quarter 2022. The increase from the linked quarter and prior year is reflective of higher funding costs, primarily on deposit products and FHLB advances as a result of Fed Funds rate increases.
•The net interest margin was 3.17% for first quarter 2023 compared to 3.22% for first quarter 2022 and 3.49% for fourth quarter 2022. The net interest margin excluding acquired loan accretion was 3.14% for first quarter 2023 compared to 3.13% first quarter 2022 and 3.46% for fourth quarter 2022. The decrease in net interest margin from the prior year and linked quarter was primarily due to the increased funding costs on deposits and short-term advances resulting from continued Fed rate increases over the year, offset to a lesser extent by higher earnings on loans due to organic growth and rate increases and higher earnings on interest bearing cash balances due to rate increases for the respective periods.
Noninterest Income

•Total noninterest income decreased $131 thousand compared to first quarter 2022 and increased $1.5 million compared to fourth quarter 2022.
•The change from the prior year primarily reflects decreases of $1.4 million in mortgage banking revenue and $634 thousand in mortgage warehouse purchase fees offset by $597 thousand in service charge income. In addition, prior year quarter reflects a $1.5 million loss on the sale of a loan. The linked quarter change reflects increases of $381 thousand in mortgage banking revenue and $352 thousand in other noninterest income, as well as a $343 thousand loss on sale of loan which occurred in the linked quarter.
•Mortgage banking revenue and mortgage warehouse purchase fees were lower in first quarter 2023 compared to prior year due to decreased demand and lower volumes, as well as narrower margins resulting from rate increases over the year while the linked quarter change reflects an increase in mortgage banking activity. Mortgage banking revenue also reflected fair value gains on derivative hedging instruments of $75 thousand in first quarter 2023 compared to $320 thousand in first quarter 2022 and $291 thousand in fourth quarter 2022. The increase in service charge income compared to the prior year was primarily due to increases in account analysis charges on commercial treasury accounts.
•The increase in other noninterest income compared to the linked quarter was primarily due to a $318 thousand BOLI benefit claim.

Noninterest Expense

•Total noninterest expense increased $106.9 million compared to first quarter 2022 and $90.6 million compared to fourth quarter 2022. Total adjusted noninterest expense increased $2.5 million compared to first quarter 2022 and decreased $3.5 million compared to fourth quarter 2022. As previously explained, a non-recurring transaction of $100.0 million in litigation settlement expense was recognized during first quarter 2023. In addition, a $2.5 million contingency for legal and other fees related to the settlement was recorded to litigation settlement expense. Other non-recurring expenses recognized in first quarter 2023 include $1.2 million impairment on other real estate and asset impairment charges of $802 thousand related to the writedown of a branch that will be closed during second quarter 2023.
•The increase in adjusted noninterest expense in first quarter 2023 compared to the prior year is due primarily to increases of $1.6 million in occupancy expenses, $1.2 million in communications and technology expense, $1.2 million in FDIC assessment and $2.0 million in other noninterest expense, offset by a $3.2 million decrease in salaries and benefits expenses.
•The decrease in adjusted noninterest expense in first quarter 2023 compared to the linked quarter is due primarily to decreases of $3.8 million in salaries and benefits expenses, as adjusted, and $1.5 million in professional fees, offset by a $660 thousand increase in FDIC assessment.
•The decrease in salaries and benefits from the prior year is due primarily to $2.0 million in lower combined salaries, bonus, payroll taxes and 401(k) expenses due to the fourth quarter 2022 reduction-in-force and overall strategic efforts to reduce costs, as well as lower contract labor costs of $954 thousand, $1.0 million of mortgage commissions and incentives and $953 thousand in employee medical insurance. In addition, deferred salaries expense, which reduces overall expense, was $1.4 million lower compared to prior year quarter due to lower loan origination activity.
•The decrease in salaries and benefits expense from the linked quarter was primarily due to the reduction-in-force and targeted cost-reduction efforts discussed above, resulting in lower combined salaries, bonus and 401(k) expenses of $3.9 million offset by higher payroll taxes of $828 thousand, which are seasonally higher in the first quarter.
•The increase in occupancy expenses from the prior year was primarily due to higher depreciation and property tax expense due to the opening of the second phase of the Company's headquarters campus in second quarter 2022. The increase in communications and technology expense from prior year was due to higher data processing costs and software expense for the year over year period. The increase in FDIC assessment was due to an increase in the assessment rate charged by the FDIC. The increase in other noninterest expense compared to the prior year is primarily due to increases of $538 thousand in loan-related costs, $682 thousand in deposit-related costs, and increases in various other miscellaneous expense accounts.
•The decrease in professional fees compared to the linked quarter was due primarily to lower consulting fees and legal fees compared to the linked quarter. The FDIC assessment increased as explained above.
Provision for Credit Losses

•The Company recorded $90 thousand provision for credit losses for first quarter 2023, compared to $1.4 million credit provision for first quarter 2022 and $2.8 million provision for the linked quarter. Provision expense during a given period is generally dependent on changes in various factors, including economic conditions, credit quality and past due trends, as well as loan growth and charge-offs or specific credit loss allocations taken during the respective period.
•The allowance for credit losses on loans was $146.9 million, or 1.08% of total loans held for investment, net of mortgage warehouse purchase loans, at March 31, 2023, compared to $146.3 million, or 1.22% at March 31, 2022 and compared to $148.8 million, or 1.09% at December 31, 2022. The dollar decrease from the linked quarter is primarily due to net charge-offs taken during the period. The percentage decrease from the prior year reflects changes in the economic outlook, specifically related to the COVID pandemic.
•The allowance for credit losses on off-balance sheet exposures was $4.8 million at March 31, 2023 compared to $5.5 million at March 31, 2022 compared to $3.9 million at December 31, 2022. Changes in the allowance for unfunded commitments are generally driven by the remaining unfunded amount and the expected utilization rate of a given loan segment.
Income Taxes

•Federal income tax benefit of $11.3 million was recorded for the first quarter 2023, an effective rate of 23.1% compared to tax expense of $12.3 million and an effective rate of 19.5% for the prior year quarter and tax expense of $10.7 million and an effective rate of 20.7% for the linked quarter. The higher effective rate for first quarter 2023 is due to the Company being in a loss position as a result of the settlement of the Stanford litigation, while the lower effective rate in first quarter 2022 is due to a favorable permanent tax item relating to a donation of real property.

Subsequent Events
The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended March 31, 2023 on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of March 31, 2023 and will adjust amounts preliminarily reported, if necessary.
About Independent Bank Group, Inc.
Independent Bank Group, Inc. is a bank holding company headquartered in McKinney, Texas. Through its wholly owned subsidiary, Independent Bank, doing business as Independent Financial, Independent Bank Group serves customers across Texas and Colorado with a wide range of relationship-driven banking services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group, Inc. operates in four market regions located in the Dallas/Fort Worth, Austin and Houston areas in Texas and the Colorado Front Range area, including Denver, Colorado Springs and Fort Collins.
Conference Call
A conference call covering Independent Bank Group’s first quarter earnings announcement will be held on Tuesday, April 25, 2023 at 8:30 am (ET) and can be accessed by the webcast link, https://www.webcast-eqs.com/register/indepbankgroup042523_en/en or by calling 1-877-407-0989 and by identifying the meeting number 13737850 or by identifying "Independent Bank Group First Quarter 2023 Earnings Conference Call." The conference materials will also be available by accessing the Investor Relations page of our website, https://ir.ifinancial.com. If you are unable to participate in the live event, a recording of the conference call will be accessible via the Investor Relations page of our website.
Forward-Looking Statements
From time to time the Company’s comments and releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and other related federal security laws. Forward-looking statements include information about the Company’s possible or assumed future results of operations, including its future revenues, income, expenses, provision for taxes, effective tax rate, earnings (loss) per share and cash flows, its future capital expenditures and dividends, its future financial condition and changes therein, including changes in the Company’s loan portfolio and allowance for credit losses, the Company’s future capital structure or changes therein, the plan and objectives of management for future operations, the Company’s future or proposed acquisitions, the future or expected effect of acquisitions on the Company’s operations, results of operations and financial condition, the Company’s future economic performance and the statements of the assumptions underlying any such statement. Such statements are typically, but not exclusively, identified by the use in the statements of words or phrases such as “aim,” “anticipate,” “estimate,” “expect,” “goal,” “guidance,” “intend,” “is anticipated,” “is estimated,” “is expected,” “is intended,” “objective,” “plan,” “projected,” “projection,” “will affect,” “will be,” “will continue,” “will decrease,” “will grow,” “will impact,” “will increase,” “will incur,” “will reduce,” “will remain,” “will result,” “would be,” variations of such words or phrases (including where the word “could,” “may” or “would” is used rather than the word “will” in a phrase) and similar words and phrases indicating that the statement addresses some future result, occurrence, plan or objective. The forward-looking statements that the Company makes are based on its current expectations and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Many possible events or factors could affect the Company’s future financial results and performance and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, but are not limited to: 1) the effects of infectious disease outbreaks, including the ongoing COVID-19 pandemic and the significant impact that the COVID-19 pandemic and associated efforts to limit its spread have had and may continue to have on economic conditions and the Company's business, employees, customers, asset quality and financial performance; 2) the Company’s ability to sustain its current internal growth rate and total growth rate; 3) changes in geopolitical, business and economic events, occurrences and conditions, including changes in rates of inflation or deflation, nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado; 4) worsening business and economic conditions nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado, and the geographic areas in those states in which the Company operates; 5) the Company’s dependence on its management team and its ability to attract, motivate and retain qualified personnel; 6) the concentration of the Company’s business within its geographic areas of operation in Texas and Colorado; 7) changes in asset quality, including increases in default rates on loans and higher levels of nonperforming loans and loan charge-offs generally; 8) concentration of the loan portfolio of Independent Financial, before and after the completion of acquisitions of financial institutions, in commercial and residential real estate loans and changes in the prices, values and sales volumes of commercial and residential real estate; 9) the ability of Independent Financial to make loans with acceptable net interest margins and levels of risk of repayment and to otherwise invest in assets at acceptable yields and that present acceptable investment risks; 10) inaccuracy of the assumptions and estimates that the managements of the Company and the financial institutions that the Company acquires make in establishing reserves for credit losses and other estimates generally; 11) lack of liquidity, including as a result of a reduction in the amount of sources of liquidity the Company currently has; 12) material increases or decreases in the amount of deposits held by Independent Financial or other financial institutions that the Company acquires and the cost of those deposits; 13) the Company’s access to the debt and equity markets and the overall cost of funding its operations; 14) regulatory requirements to maintain minimum capital levels or maintenance of capital at levels sufficient to support the Company’s anticipated growth; 15) changes in market interest rates that affect the pricing of the loans and deposits of each of Independent Financial and the financial institutions that the Company acquires and that affect the net interest income, other future cash flows, or the market value of the assets of each of Independent Financial and the financial institutions that the Company acquires, including investment securities; 16) fluctuations in the market value and liquidity of the securities the Company holds for sale, including as a result of changes in market interest rates; 17) effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services; 18) changes in economic and market conditions, that affect the amount and value of the assets of Independent Financial and of financial institutions that the Company acquires; 19) the institution and outcome of, and costs associated with, litigation and other legal proceedings against one or more of the Company, Independent Financial and financial institutions that the Company acquired or will acquire or to which any of such entities is subject; 20) the occurrence of market conditions adversely affecting the financial industry generally; 21) the impact of recent and future legislative regulatory changes, including changes in banking, securities, and tax laws and regulations and their application by the Company’s regulators, and changes in federal government policies, as well as regulatory requirements applicable to, and resulting from regulatory supervision of, the Company and Independent Financial as a financial institution with total assets greater than $10 billion; 22) changes in accounting policies, practices, principles and guidelines, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the SEC and the Public Company Accounting Oversight Board, as the case may be; 23) governmental monetary and fiscal policies; 24) changes in the scope and cost of FDIC insurance and other coverage; 25) the effects of war or other conflicts, including, but not limited to, the conflict between Russia and the Ukraine, acts of terrorism (including cyberattacks) or other catastrophic events, including natural disasters such as storms, droughts, tornadoes, hurricanes and flooding, that may affect general economic conditions; 26) the Company’s actual cost savings resulting from previous or future acquisitions are less than expected, the Company is unable to realize those cost savings as soon as expected, or the Company incurs additional or unexpected costs; 27) the Company’s revenues after previous or future acquisitions are less than expected; 28) the liquidity of, and changes in the amounts and sources of liquidity available to the Company, before and after the acquisition of any financial institutions that the Company acquires; 29) deposit attrition, operating costs, customer loss and business disruption before and after the Company completed acquisitions, including, without limitation, difficulties in maintaining relationships with employees, may be greater than the Company expected; 30) the effects of the combination of the operations of financial institutions that the Company has acquired in the recent past or may acquire in the future with the Company’s operations and the operations of Independent Financial, the effects of the integration of such operations being unsuccessful, and the effects of such integration being more difficult, time consuming, or costly than expected or not yielding the cost savings the Company expects; 31) the impact of investments that the Company or Independent Financial may have made or may make and the changes in the value of those investments; 32) the quality of the assets of financial institutions and companies that the Company has acquired in the recent past or may acquire in the future being different than it determined or determine in its due diligence investigation in connection with the acquisition of such financial institutions and any inadequacy of credit loss reserves relating to, and exposure to unrecoverable losses on, loans acquired; 33) the Company’s ability to continue to identify acquisition targets and successfully acquire desirable financial institutions to sustain its growth, to expand its presence in the Company’s markets and to enter new markets; 34) changes in general business and economic conditions in the markets in which the Company currently operates and may operate in the future; 35) changes occur in business conditions and inflation generally; 36) an increase in the rate of personal or commercial customers’ bankruptcies generally; 37) technology-related changes are harder to make or are more expensive than expected; 38) attacks on the security of, and breaches of, the Company's and Independent Financial's digital infrastucture or information systems, the costs the Company or Independent Financial incur to provide security against such attacks and any costs and liability the Company or Independent Financial incurs in connection with any breach of those systems; 39) the potential impact of climate change and related government regulation on the Company and its customers; 40) the potential impact of technology and “FinTech” entities on the banking industry generally; 41) other economic, competitive, governmental, regulatory, technological and geopolitical factors affecting the Company's operations, pricing and services; and 42) the other factors that are described or referenced in Part I, Item 1A, of the Company’s Annual Report on Form 10-K filed with the SEC on February 21, 2023, the Company’s Quarterly Reports on Form 10-Q, in each case under the caption “Risk Factors”; and The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating all such forward-looking statements made by the Company. As a result of these and other matters, including changes in facts, assumptions not being realized or other factors, the actual results relating to the subject matter of any forward-looking statement may differ materially from the anticipated results expressed or implied in that forward-looking statement. Any forward-looking statement made in this filing or made by the Company in any report, filing, document or information incorporated by reference in this filing, speaks only as of the date on which it is made. The Company undertakes no obligation to update any such forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company believes that these assumptions or bases have been chosen in good faith and that they are reasonable. However, the Company cautions you that assumptions as to future occurrences or results almost always vary from actual future occurrences or results, and the differences between assumptions and actual occurrences and results can be material. Therefore, the Company cautions you not to place undue reliance on the forward-looking statements contained in this filing or incorporated by reference herein.
Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. These measures and ratios include “adjusted net income,” “adjusted earnings,” “tangible book value,” “tangible book value per common share,” “adjusted efficiency ratio,” “tangible common equity to tangible assets,” “adjusted net interest margin,” “return on tangible equity,” “adjusted return on average assets” and “adjusted return on average equity” and are supplemental measures that are not required by, or are not presented in accordance with, accounting principles generally accepted in the United States. We consider the use of select non-GAAP financial measures and ratios to be useful for financial operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.
We believe that these measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however we acknowledge that our financial measures have a number of limitations relative to GAAP financial measures. Certain non-GAAP financial measures exclude items of income, expenditures, expenses, assets, or liabilities, including provisions for credit losses and the effect of goodwill, other intangible assets and income from accretion on acquired loans arising from purchase accounting adjustments, that we believe cause certain aspects of our results of operations or financial condition to be not indicative of our primary operating results. All of these items significantly impact our financial statements. Additionally, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.
A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statements tables.
CONTACTS:

Analysts/Investors:

Paul Langdale Executive Vice President, Chief Financial Officer (972) 562-9004 Paul.Langdale@ifinancial.com
Media:

Wendi Costlow Executive Vice President, Chief Marketing Officer (972) 562-9004 Wendi.Costlow@ifinancial.com

Source: Independent Bank Group, Inc.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended March 31, 2023, December 31, 2022, September 30, 2022, June 30, 2022 and March 31, 2022
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the Quarter Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Selected Income Statement Data
Interest income	$201,176	$189,769	$173,687	$150,696	$140,865
Interest expense	73,254	47,982	26,413	12,697	9,717
Net interest income	127,922	141,787	147,274	137,999	131,148
Provision for credit losses	90	2,833	3,100	—	(1,443)
Net interest income after provision for credit losses	127,832	138,954	144,174	137,999	132,591
Noninterest income	12,754	11,227	13,477	13,877	12,885
Noninterest expense	189,380	98,774	91,733	85,925	82,457
Income tax (benefit) expense	(11,284)	10,653	13,481	13,591	12,279
Net (loss) income	(37,510)	40,754	52,437	52,360	50,740
Adjusted net income (1)	44,083	49,433	54,880	53,304	52,130

Per Share Data (Common Stock)
Earnings (loss):
Basic	$(0.91)	$0.99	$1.27	$1.25	$1.19
Diluted	(0.91)	0.99	1.27	1.25	1.18
Adjusted earnings:
Basic (1)	1.07	1.20	1.33	1.28	1.22
Diluted (1)	1.07	1.20	1.33	1.27	1.22
Dividends	0.38	0.38	0.38	0.38	0.38
Book value	56.95	57.91	57.19	57.45	58.94
Tangible book value (1)	31.42	32.25	31.44	31.61	34.02
Common shares outstanding	41,281,904	41,190,677	41,165,006	41,156,261	42,795,228
Weighted average basic shares outstanding (2)	41,223,376	41,193,716	41,167,258	41,737,534	42,768,079
Weighted average diluted shares outstanding (2)	41,316,798	41,285,383	41,253,662	41,813,443	42,841,471

Selected Period End Balance Sheet Data
Total assets	$18,798,354	$18,258,414	$17,944,493	$18,107,093	$17,963,253
Cash and cash equivalents	1,048,590	654,322	516,159	776,131	1,604,256
Securities available for sale	1,675,415	1,691,784	1,730,163	1,846,132	1,938,726
Securities held to maturity	206,602	207,059	207,516	207,972	188,047
Loans, held for sale	16,576	11,310	21,973	26,519	22,743
Loans, held for investment (3)	13,606,039	13,597,264	13,285,757	12,979,938	11,958,759
Mortgage warehouse purchase loans	400,547	312,099	409,044	538,190	569,554
Allowance for credit losses on loans	146,850	148,787	146,395	144,170	146,313
Goodwill and other intangible assets	1,053,909	1,057,020	1,060,131	1,063,248	1,066,366
Other real estate owned	22,700	23,900	23,900	12,900	—
Noninterest-bearing deposits	4,148,360	4,736,830	5,107,001	5,123,321	5,003,728
Interest-bearing deposits	9,907,327	10,384,587	9,854,007	9,940,627	9,846,543
Borrowings (other than junior subordinated debentures)	2,137,607	567,066	466,892	509,718	419,545
Junior subordinated debentures	54,469	54,419	54,370	54,320	54,270
Total stockholders' equity	2,350,857	2,385,383	2,354,340	2,364,335	2,522,460

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended March 31, 2023, December 31, 2022, September 30, 2022, June 30, 2022 and March 31, 2022
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the Quarter Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Selected Performance Metrics
Return on average assets	(0.83)%	0.90%	1.16%	1.19%	1.12%
Return on average equity	(6.39)	6.85	8.66	8.62	7.99
Return on tangible equity (4)	(11.48)	12.42	15.52	15.32	13.64
Adjusted return on average assets (1)	0.98	1.09	1.22	1.21	1.15
Adjusted return on average equity (1)	7.51	8.31	9.07	8.78	8.21
Adjusted return on tangible equity (1) (4)	13.49	15.07	16.24	15.60	14.02
Net interest margin	3.17	3.49	3.64	3.51	3.22
Efficiency ratio (5)	132.41	62.52	55.13	54.52	55.07
Adjusted efficiency ratio (1) (5)	58.17	55.51	53.23	53.75	54.37

Credit Quality Ratios (3) (6)
Nonperforming assets to total assets	0.32%	0.35%	0.45%	0.46%	0.40%
Nonperforming loans to total loans held for investment	0.27	0.29	0.43	0.54	0.59
Nonperforming assets to total loans held for investment and other real estate	0.44	0.47	0.61	0.64	0.59
Allowance for credit losses on loans to nonperforming loans	393.69	371.14	256.65	206.28	205.99
Allowance for credit losses to total loans held for investment	1.08	1.09	1.10	1.11	1.22
Net charge-offs to average loans outstanding (annualized)	0.04	0.02	0.04	0.09	0.01

Capital Ratios
Estimated common equity Tier 1 capital to risk-weighted assets	9.67%	10.09%	10.00%	9.81%	11.09%
Estimated tier 1 capital to average assets	9.01	9.49	9.41	9.28	9.38
Estimated tier 1 capital to risk-weighted assets	10.03	10.45	10.35	10.17	11.48
Estimated total capital to risk-weighted assets	11.85	12.35	12.27	12.24	13.72
Total stockholders' equity to total assets	12.51	13.06	13.12	13.06	14.04
Tangible common equity to tangible assets (1)	7.31	7.72	7.67	7.63	8.62
____________
(1) Non-GAAP financial measure. See reconciliation.
(2) Total number of shares includes participating shares (those with dividend rights).
(3) Loans held for investment excludes mortgage warehouse purchase loans and includes SBA PPP loans of $3,542, $4,958, $7,029, $26,669 and $67,011, respectively.
(4) Non-GAAP financial measure. Excludes average balance of goodwill and net other intangible assets.
(5) Efficiency ratio excludes amortization of other intangible assets. See reconciliation of Non-GAAP financial measures.
(6) Credit metrics - Nonperforming assets, which consist of nonperforming loans, OREO and other repossessed assets, totaled $60,115, $64,109, $81,054, $82,905 and $71,143, respectively. Nonperforming loans, which consists of nonaccrual loans, loans delinquent 90 days and still accruing interest, and troubled debt restructurings (TDR) totaled $37,301, $40,089, $57,040, $69,891 and $71,029, respectively. With the adoption of ASU 2022-02, effective January 1, 2023, TDR accounting has been eliminated.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Statements of Income
Three Months Ended March 31, 2023 and 2022
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2023	2022
Interest income:
Interest and fees on loans	$184,294	$129,179
Interest on taxable securities	7,858	8,359
Interest on nontaxable securities	2,603	2,333
Interest on interest-bearing deposits and other	6,421	994
Total interest income	201,176	140,865
Interest expense:
Interest on deposits	62,261	5,610
Interest on FHLB advances	5,824	179
Interest on other borrowings	4,079	3,482
Interest on junior subordinated debentures	1,090	446
Total interest expense	73,254	9,717
Net interest income	127,922	131,148
Provision for credit losses	90	(1,443)
Net interest income after provision for credit losses	127,832	132,591
Noninterest income:
Service charges on deposit accounts	3,349	2,752
Investment management fees	2,301	2,451
Mortgage banking revenue	1,624	3,026
Mortgage warehouse purchase program fees	324	958
Loss on sale of loans	—	(1,484)
Gain (loss) on sale and disposal of premises and equipment	47	(163)
Increase in cash surrender value of BOLI	1,377	1,310
Other	3,732	4,035
Total noninterest income	12,754	12,885
Noninterest expense:
Salaries and employee benefits	46,275	49,555
Occupancy	11,559	10,000
Communications and technology	7,090	5,901
FDIC assessment	2,712	1,493
Advertising and public relations	604	456
Other real estate owned expenses, net	(44)	—
Impairment of other real estate	1,200	—
Amortization of other intangible assets	3,111	3,145
Litigation settlement	102,500	—
Professional fees	3,065	3,439
Other	11,308	8,468
Total noninterest expense	189,380	82,457
(Loss) income before taxes	(48,794)	63,019
Income tax (benefit) expense	(11,284)	12,279
Net (loss) income	$(37,510)	$50,740

Independent Bank Group, Inc. and Subsidiaries
Consolidated Balance Sheets
As of March 31, 2023 and December 31, 2022
(Dollars in thousands)
(Unaudited)

	March 31,	December 31,
Assets	2023	2022
Cash and due from banks	$108,178	$134,183
Interest-bearing deposits in other banks	940,412	520,139
Cash and cash equivalents	1,048,590	654,322
Certificates of deposit held in other banks	496	496
Securities available for sale, at fair value	1,675,415	1,691,784
Securities held to maturity, net of allowance for credit losses of $0 and $0, respectively	206,602	207,059
Loans held for sale (includes $12,989 and $10,612 carried at fair value, respectively)	16,576	11,310
Loans, net of allowance for credit losses of $146,850 and $148,787, respectively	13,859,736	13,760,576
Premises and equipment, net	354,540	355,368
Other real estate owned	22,700	23,900
Federal Home Loan Bank (FHLB) of Dallas stock and other restricted stock	85,408	23,436
Bank-owned life insurance (BOLI)	241,395	240,448
Deferred tax asset	91,269	78,669
Goodwill	994,021	994,021
Other intangible assets, net	59,888	62,999
Other assets	141,718	154,026
Total assets	$18,798,354	$18,258,414

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$4,148,360	$4,736,830
Interest-bearing	9,907,327	10,384,587
Total deposits	14,055,687	15,121,417
FHLB advances	1,800,000	300,000
Other borrowings	337,607	267,066
Junior subordinated debentures	54,469	54,419
Other liabilities	199,734	130,129
Total liabilities	16,447,497	15,873,031
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock (0 and 0 shares outstanding, respectively)	—	—
Common stock (41,281,904 and 41,190,677 shares outstanding, respectively)	413	412
Additional paid-in capital	1,961,637	1,959,193
Retained earnings	583,529	638,354
Accumulated other comprehensive loss	(194,722)	(212,576)
Total stockholders’ equity	2,350,857	2,385,383
Total liabilities and stockholders’ equity	$18,798,354	$18,258,414

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Three Months Ended March 31, 2023 and 2022
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest-earning assets and interest-bearing liabilities together with the average yield on the interest-earning assets and the average cost of the interest-bearing liabilities for the periods presented.

	Three Months Ended March 31,
	2023			2022
	Average Outstanding Balance	Interest	Yield/ Rate (4)	Average Outstanding Balance	Interest	Yield/ Rate (4)
Interest-earning assets:
Loans (1)	$13,931,726	$184,294	5.36%	$12,319,734	$129,179	4.25%
Taxable securities	1,464,977	7,858	2.18	1,689,214	8,359	2.01
Nontaxable securities	423,557	2,603	2.49	411,761	2,333	2.30
Interest-bearing deposits and other	550,963	6,421	4.73	2,114,246	994	0.19
Total interest-earning assets	16,371,223	201,176	4.98	16,534,955	140,865	3.46
Noninterest-earning assets	1,857,298			1,904,397
Total assets	$18,228,521			$18,439,352
Interest-bearing liabilities:
Checking accounts	$6,273,149	$38,893	2.51%	$6,237,403	$3,082	0.20%
Savings accounts	728,851	90	0.05	780,380	94	0.05
Money market accounts	1,777,249	12,434	2.84	2,337,951	1,703	0.30
Certificates of deposit	1,611,259	10,844	2.73	973,494	731	0.30
Total deposits	10,390,508	62,261	2.43	10,329,228	5,610	0.22
FHLB advances	576,944	5,824	4.09	150,000	179	0.48
Other borrowings - short-term	4,456	53	4.82	3,478	17	1.98
Other borrowings - long-term	266,519	4,026	6.13	266,483	3,465	5.27
Junior subordinated debentures	54,451	1,090	8.12	54,253	446	3.33
Total interest-bearing liabilities	11,292,878	73,254	2.63	10,803,442	9,717	0.36
Noninterest-bearing checking accounts	4,404,814			4,959,264
Noninterest-bearing liabilities	150,408			100,862
Stockholders’ equity	2,380,421			2,575,784
Total liabilities and equity	$18,228,521			$18,439,352
Net interest income		$127,922			$131,148
Interest rate spread			2.35%			3.10%
Net interest margin (2)			3.17			3.22
Net interest income and margin (tax equivalent basis) (3)		$128,962	3.19		$132,179	3.24
Average interest-earning assets to interest-bearing liabilities			144.97			153.05
____________
(1) Average loan balances include nonaccrual loans.
(2) Net interest margins for the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.
(3) A tax-equivalent adjustment has been computed using a federal income tax rate of 21%.
(4) Yield and rates for the three month periods are annualized.

Independent Bank Group, Inc. and Subsidiaries
Loan Portfolio Composition
As of March 31, 2023 and December 31, 2022
(Dollars in thousands)
(Unaudited)

Total Loans By Class
	March 31, 2023		December 31, 2022
	Amount	% of Total	Amount	% of Total
Commercial (1)	$2,171,635	15.5%	$2,240,959	16.1%
Mortgage warehouse purchase loans	400,547	2.8	312,099	2.2
Real estate:
Commercial real estate	7,950,480	56.7	7,817,447	56.2
Commercial construction, land and land development	1,178,525	8.4	1,231,071	8.8
Residential real estate (2)	1,628,484	11.6	1,604,169	11.5
Single-family interim construction	487,421	3.5	508,839	3.7
Agricultural	121,958	0.9	124,422	0.9
Consumer	84,112	0.6	81,667	0.6
Total loans	14,023,162	100.0%	13,920,673	100.0%
Allowance for credit losses	(146,850)		(148,787)
Total loans, net	$13,876,312		$13,771,886
____________
(1) Includes SBA PPP loans of $3,542 with net deferred loan fees of $86 and $4,958 with net deferred fees of $101 at March 31, 2023 and December 31, 2022, respectively.
(2) Includes loans held for sale of $16,576 and $11,310 at March 31, 2023 and December 31, 2022, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Three Months Ended March 31, 2023, December 31, 2022, September 30, 2022, June 30, 2022 and March 31, 2022
(Dollars in thousands, except for share data)
(Unaudited)

		For the Three Months Ended
		March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
ADJUSTED NET INCOME
Net Interest Income - Reported	(a)	$127,922	$141,787	$147,274	$137,999	$131,148
Provision Expense - Reported	(b)	90	2,833	3,100	—	(1,443)
Noninterest Income - Reported	(c)	12,754	11,227	13,477	13,877	12,885
Loss on sale of loans		—	343	—	17	1,484
(Gain) loss on sale and disposal of premises and equipment		(47)	184	101	46	163
Recoveries on loans charged off prior to acquisition		(117)	(36)	(60)	(45)	(51)
Adjusted Noninterest Income	(d)	12,590	11,718	13,518	13,895	14,481
Noninterest Expense - Reported	(e)	189,380	98,774	91,733	85,925	82,457
Litigation settlement		(102,500)	—	—	—	—
Separation expense (1)		—	(7,131)	(2,809)	(1,106)	—
Economic development employee incentive grant		—	—	1,000	—	—
OREO impairment		(1,200)	—	—	—	—
Impairment of assets		(802)	(3,286)	(1,156)	—	—
Acquisition expense (2)		(26)	(40)	(65)	(65)	(130)
Adjusted Noninterest Expense	(f)	84,852	88,317	88,703	84,754	82,327
Income Tax (Benefit) Expense - Reported	(g)	(11,284)	10,653	13,481	13,591	12,279
Net (Loss) Income - Reported	(a) - (b) + (c) - (e) - (g) = (h)	(37,510)	40,754	52,437	52,360	50,740
Adjusted Net Income (3)	(a) - (b) + (d) - (f) = (i)	$44,083	$49,433	$54,880	$53,304	$52,130

ADJUSTED PROFITABILITY (4)
Total Average Assets	(j)	$18,228,521	$17,994,131	$17,893,072	$17,715,989	$18,439,352
Total Average Stockholders' Equity	(k)	2,380,421	2,359,637	2,401,544	2,435,117	2,575,784
Total Average Tangible Stockholders' Equity (5)	(l)	1,325,475	1,301,558	1,340,363	1,370,825	1,508,370
Reported Return on Average Assets	(h) / (j)	(0.83)%	0.90%	1.16%	1.19%	1.12%
Reported Return on Average Equity	(h) / (k)	(6.39)	6.85	8.66	8.62	7.99
Reported Return on Average Tangible Equity	(h) / (l)	(11.48)	12.42	15.52	15.32	13.64
Adjusted Return on Average Assets (6)	(i) / (j)	0.98	1.09	1.22	1.21	1.15
Adjusted Return on Average Equity (6)	(i) / (k)	7.51	8.31	9.07	8.78	8.21
Adjusted Return on Tangible Equity (6)	(i) / (l)	13.49	15.07	16.24	15.60	14.02

EFFICIENCY RATIO
Amortization of other intangible assets	(m)	$3,111	$3,111	$3,117	$3,118	$3,145
Reported Efficiency Ratio	(e - m) / (a + c)	132.41%	62.52%	55.13%	54.52%	55.07%
Adjusted Efficiency Ratio	(f - m) / (a + d)	58.17	55.51	53.23	53.75	54.37
____________
(1) Separation expenses include severance and accelerated vesting expense for stock awards related to the separation of certain employees. The quarter ended December 31, 2022 reflects a reduction in workforce due to the restructuring of certain departments and business lines. The quarters ended September 30, 2022 and June 30, 2022 reflect payments made due to the separation of executive officers, while the quarter ended September 30, 2022 also includes $202 thousand in severance payments and accelerated vesting expense for stock awards related to the dissolution of a Company department.
(2) Acquisition expenses includes compensation related expenses for equity awards granted at acquisition.
(3) Assumes an adjusted effective tax rate of 20.7%, 20.7%, 20.5%, 20.6%, and 19.5%, respectively. First quarter 2023 normalized rate excludes the effect of the litigation settlement.
(4) Quarterly metrics are annualized.
(5) Excludes average balance of goodwill and net other intangible assets.
(6) Calculated using adjusted net income.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
As of March 31, 2023, December 31, 2022, September 30, 2022, June 30, 2022 and March 31, 2022
(Dollars in thousands, except per share information)
(Unaudited)

Tangible Book Value & Tangible Common Equity To Tangible Assets Ratio

	As of the Quarter Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Tangible Common Equity
Total common stockholders' equity	$2,350,857	$2,385,383	$2,354,340	$2,364,335	$2,522,460
Adjustments:
Goodwill	(994,021)	(994,021)	(994,021)	(994,021)	(994,021)
Other intangible assets, net	(59,888)	(62,999)	(66,110)	(69,227)	(72,345)
Tangible common equity	$1,296,948	$1,328,363	$1,294,209	$1,301,087	$1,456,094

Tangible Assets
Total assets	$18,798,354	$18,258,414	$17,944,493	$18,107,093	$17,963,253
Adjustments:
Goodwill	(994,021)	(994,021)	(994,021)	(994,021)	(994,021)
Other intangible assets, net	(59,888)	(62,999)	(66,110)	(69,227)	(72,345)
Tangible assets	$17,744,445	$17,201,394	$16,884,362	$17,043,845	$16,896,887
Common shares outstanding	41,281,904	41,190,677	41,165,006	41,156,261	42,795,228
Tangible common equity to tangible assets	7.31%	7.72%	7.67%	7.63%	8.62%
Book value per common share	$56.95	$57.91	$57.19	$57.45	$58.94
Tangible book value per common share	31.42	32.25	31.44	31.61	34.02